Exhibit 99.1

Bullfrog AI Announces Pricing of Registered Direct Offering and Concurrent Private Placement for Aggregate Gross Proceeds of $3.13 Million

GAITHERSBURG, Md., Oct. 18, 2024 (GLOBE NEWSWIRE) -- BullFrog AI Holdings, Inc. (NASDAQ:BFRG; BFRGW) (“Bullfrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, announced today it has entered into a definitive agreement for the purchase and sale of an aggregate of 1,565,000 shares of common stock (or common stock equivalents in lieu thereof) in a registered direct offering and, in a concurrent private placement, common warrants to purchase up to 1,565,000 shares of common stock (together with the registered direct offering) at a combined purchase price of $2.00. The warrants will have an exercise price of $2.00 per share, are initially exercisable on the date that is six months from the date of issuance and will expire five years from such initial exercise date.

The closing of the offering is expected to occur on or about October 21, 2024, subject to the satisfaction of customary closing conditions. The gross proceeds to from the offering are expected to be approximately $3.13 million, excluding any proceeds that may be received upon exercise of the warrants and before deducting the placement agent’s fees and other offering expenses payable by the Company.

WallachBeth Capital, LLC is acting as sole placement agent for the registered direct offering and private placement.

The shares of common stock, the pre-funded warrants and the shares of common stock underlying the pre-funded warrants (but not the common warrants or the shares of common stock underlying the common warrants) will be issued in a registered direct offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-281341) previously filed with the U.S. Securities and Exchange Commission (“SEC”), under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on August 21, 2024. The common warrants to be issued in the concurrent private placement and the shares issuable upon exercise of such common warrants were offered pursuant to an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. The offering of the shares of common stock and pre-funded warrants is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement describing the terms of the proposed registered direct offering will be filed with the SEC and available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplements may be obtained, when available, from WallachBeth Capital, LLC, via email at cap-mkts@wallachbeth.com, by calling +1 (646) 237-8585, or by standard mail at WallachBeth Capital LLC, Attn: Capital Markets, 185 Hudson St., Suite 1410, Jersey City, NJ 07311, USA. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.